Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

The Brainy Brands Company, Inc.
____________________________________
(Exact name of registrant as specified in its charter)

Delaware	30-0457914
(State of incorporation or organization)	(IRS Employer Identification No.)

460 Brogdon Road, Suite 400, Suwanee, GA	30024
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Title of Each Class	Name of Each Exchange on Which
To Be So Registered	Each Class Is to Be Registered

Not applicable	Not applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-164000 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

Item 1.  Description of Registrant's Securities to Be Registered.

The authorized capital stock of The Brainy Brands Company, Inc. (the “Company”) consists of 160,000,000 shares of common stock at a par value of $0.0001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.0001.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Item 2.  Exhibits.

Exhibit Number	Description of Document
3.1	Certificate of Incorporation (filed with Registration Statement on Form S-1 (SEC File No. 333-164000) on December 23, 2009 and incorporated herein by reference)
3.2	Certificate of Ownership and Merger (filed with Form 8-K on December 20, 2010 and incorporated herein by reference)
3.3	Certificate of Amendment to Certificate of Incorporation (filed with Form 8-K on April 6, 2011 and incorporated herein by reference)
3.4	By-Laws (filed with Registration Statement on Form S-1 (SEC File No. 333-164000) on December 23, 2009 and incorporated herein by reference)
3.5	Amendment to By-Laws (filed with Form 8-K on December 1, 2010 and incorporated herein by reference)

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

The Brainy Brands Company, Inc. Registrant

Date: April 11, 2011	By:	/s/ John Benfield
John Benfield, Cheif Executive Officer

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